Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, NJ 07039
973-994-3999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Filing Desk




Ladies and Gentlemen:

By means of this letter, I authorize Jonathan Lloyd Jones and Kip D. Martin, or either of them individually, to sign on my behalf all forms required under
Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Columbia Laboratories, Inc. Either such individual is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto that I am required to file with the same effect as if I had signed it myself.

This authorization, signed this 4th day of March 2013, shall remain in effect until revoked in writing by me. This authorization revokes all prior authorizations by me relating to the subject matter hereof.


Yours truly,

/S/ Frank C. Condella, Jr.
Frank C. Condella, Jr.
President and Chief Executive Officer